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               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549

                           ___________

                            FORM 8-A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
            PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



               Maui Land & Pineapple Company, Inc.
     (Exact Name of Registrant as Specified in Its Charter)


               Hawaii                             99-0107542
(State of Incorporation or Organization)     (I.R.S. Employer
                                             Identification no.)


120 Kane Street, P. O. Box 187, Kahului, HI       96733-6687
(Address of Principal Executive Offices)          (Zip Code)


     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates: not applicable
          (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class           Name of Each Exchange on Which
     to be so Registered           Each Class is to be Registered

 Common Stock without Par Value     American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                              NONE
                         (Title of Class)




         INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant's Securities to be
Registered.

          The securities to be registered are 7,200,000 shares of common stock without par value. Stockholders are entitled to dividends out of funds legally available therefor when and as declared by the Board of Directors, and on liquidation, are entitled pro rata according to their stockholdings to receive the remaining assets of the Company after payment and discharge of all liabilities. Shares are not subject to redemption or liable to assessment or further call. Stockholders are entitled to one vote per share. Directors are elected by non-cumulative voting. Pursuant to the Company's bylaws, its Board of Directors is divided into three classes, each of which consists of two members who hold office for a period of three years. The Company's classified board could have the effect of delaying, deferring or preventing a change in control of the Company.
     The holders of the Company's Common Stock pursuant to Hawaii law and the Articles of Association of the Company have waived preemptive rights to subscribe for the 1,800,000 shares of Common Stock that were authorized prior to the amendment of the Company's Articles of Association increasing the authorized Common Stock to 7,200,000 shares. The holders of the Company's Common Stock have preemptive rights to subscribe for any shares of Common Stock issued over such 1,800,000 shares, subject to denial, limitation or restriction of such rights by vote of the holders of two-thirds of the Common Stock outstanding, or by amendment of the Company's Articles of Association.




Item 2.   Exhibits

          None




                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereto duly authorized.


                         MAUI LAND & PINEAPPLE COMPANY, INC.
                                    (Registrant)


Date  APRIL 21, 1998     By    /S/ PAUL J. MEYER
                              PAUL J. MEYER
                          Its Executive Vice President/Finance